Exhibit 99.1

News Release

Contact:
Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS RECORD 2004 NET INCOME OF $4.2 BILLION
Annual Earnings Per Share Grow 13 Percent

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Income from continuing operations, net	$1,056.0	$1,065.5	$970.3	(0.9)	8.8	$4,166.8	$3,710.1	12.3
Net income	1,056.0	1,065.5	977.0	(0.9)	8.1	4,166.8	3,732.6	11.6

Earnings per share from continuing operations (diluted)	0.56	0.56	0.50	—	12.0	2.18	1.92	13.5
Earnings per share (diluted)	0.56	0.56	0.50	—	12.0	2.18	1.93	13.0

Return on average assets (%)	2.16	2.21	2.05			2.17	1.99
Return on average equity(%)	21.2	21.9	19.4			21.4	19.2
Efficiency ratio (%)	48.5	47.2	43.1			45.3	45.6

Dividends declared per share	$0.300	$0.240	$0.240	25.0	25.0	$1.020	$0.855	19.3
Book value per share (period-end)	10.52	10.48	10.01	0.4	5.1
Net interest margin (%)	4.20	4.22	4.42			4.25	4.49

     MINNEAPOLIS, January 18, 2005 – U.S. Bancorp (NYSE: USB) today reported net income of $1,056.0 million for the fourth quarter of 2004, compared with $977.0 million for the fourth quarter of 2003. Net income of $.56 per diluted share in the fourth quarter of 2004 was higher than the same period of 2003 by $.06 (12.0 percent). Return on average assets and return on average equity were 2.16 percent and 21.2 percent, respectively, for the fourth quarter of 2004, compared with returns of 2.05 percent and 19.4 percent, respectively, for the fourth quarter of 2003.

     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Our accomplishments in 2004 demonstrate the strength and potential of U.S. Bancorp. We achieved record earnings of $4.2 billion, a 13 percent increase in earnings per share, while posting industry-leading returns on assets and equity of 2.17 percent and 21.4 percent, respectively. We exceeded

U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

the commitment that we made in late-2003 and returned 109 percent of earnings to our shareholders in 2004 in the form of dividends and share repurchases. This past December, we announced a 25 percent increase in our quarterly dividend, authorized a 150 million share repurchase program and reaffirmed our goal of returning 80 percent of earnings to our shareholders.

     “Fee revenue, excluding the impact of securities gains and (losses), continued to show strong growth, with the fourth quarter of 2004 increasing 12.3 percent over the fourth quarter of 2003. Reflecting our commitment to invest for top-line growth, our Payment Services and Consumer Banking business units led the way, with increases in fee revenue of 19.5 percent and 17.1 percent, respectively.

     “Commercial loan balances also displayed encouraging trends in the fourth quarter, as we reported our first year-over-year growth in quarterly average balances since the second quarter of 2001. Compared with the third quarter of 2004, average commercial loans grew at an annualized rate of 9.0 percent. Retail loans continued to display strong growth, with average fourth quarter balances increasing 10.7 percent over the fourth quarter of 2003.

     “Looking ahead, we will continue to leverage our great franchise by making strategic investments to drive revenue growth, expanding relationship with existing customers and improving service quality.

     “Finally, I want to thank all of our employees for their energy and commitment in making 2004 a year of great accomplishments.”

     The Company’s results for the fourth quarter of 2004 improved over the same period of 2003, as net income rose by $79.0 million (8.1 percent), primarily due to lower credit costs and growth in fee-based products and services. Also, several notable items impacted quarterly results. The current quarter included a release of the allowance for credit losses of $98.5 million, reflecting continued improvement in the Company’s credit quality and economic conditions. Also, the effective income tax rate was lower, reflecting a $16.3 million reduction in tax liabilities related to the resolution of a state tax examination. During the fourth quarter of 2004, the Company recognized a $31.9 million impairment of its mortgage servicing rights’ (“MSR”) asset, as the yield on both 10-year Treasury Notes and 30-year Fannie Mae commitments declined approximately seven to nine basis points. In addition, the Company repositioned certain investment securities to retain its economic hedge of the MSR portfolio, resulting in net securities losses of $20.5 million.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

Finally, the Company incurred a $112.3 million charge after electing to prepay $2.3 billion of borrowings from the Federal Home Loan Bank (“FHLB”). While the Company’s overall interest rate risk position remains neutral relative to the prior quarter, this action reduces the risks associated with refinancing these FHLB borrowings.

     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2004 was $121.7 million (3.9 percent) higher than the fourth quarter of 2003, primarily reflecting growth in the majority of fee-based revenue categories, particularly in payment processing revenue. The expansion of the Company’s merchant acquiring business in Europe, including the purchase of the remaining 50 percent shareholder interest in EuroConex Technologies Ltd from the Bank of Ireland and the acquisition of several European merchant acquiring businesses, accounted for approximately $24.2 million of the favorable variance in total net revenue year-over-year. Fee-based revenue growth was offset somewhat by the unfavorable variances in securities gains (losses) and net interest income.

     Total noninterest expense in the fourth quarter of 2004 was $235.6 million (17.6 percent) higher than the fourth quarter of 2003, primarily reflecting the $112.3 million charge related to the prepayment of the Company’s long-term debt and the $31.9 million unfavorable change in the valuation of mortgage servicing rights. The expansion of the Company’s merchant acquiring business in Europe accounted for approximately $24.2 million of the increase, while higher compensation, employee benefits, technology and communications, postage, printing and supplies, and operating costs associated with investments in affordable housing also contributed to the increase year-over-year.

     Provision for credit losses for the fourth quarter of 2004 was $65.0 million, a decrease of $221.0 million (77.3 percent) from the fourth quarter of 2003. The decrease in the provision for credit losses year-over-year reflected both the release of the allowance for credit losses of $98.5 million and a decrease in total net charge-offs. Net charge-offs in the fourth quarter of 2004 were $163.6 million, compared with the third quarter of 2004 net charge-offs of $165.1 million and the fourth quarter of 2003 net charge-offs of $285.1 million. The decline in losses from a year ago was primarily the result of declining levels of stressed and nonperforming loans, continuing collection efforts and improving economic conditions. Total nonperforming assets declined to $748.4 million at December 31, 2004, from $804.6 million at September 30, 2004 (7.0 percent), and $1,148.1 million at December 31, 2003 (34.8 percent). The ratio of the allowance for credit losses

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

to nonperforming loans was 354 percent at December 31, 2004, compared with 337 percent at September 30, 2004, and 232 percent at December 31, 2003.

On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (NYSE: PJC). In connection with the spin-off, accounting rules require that the financial statements be restated for all prior periods. As such, historical financial results related to Piper Jaffray Companies have been segregated and accounted for in the Company’s financial statements as discontinued operations. Net income in the fourth quarter of 2003 included after-tax income from the discontinued operations of Piper Jaffray Companies of $6.7 million, which had an immaterial impact on diluted earnings per share.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Net interest income	$1,799.8	$1,781.7	$1,816.7	1.0	(0.9)	$7,139.9	$7,217.5	(1.1)
Noninterest income	1,435.2	1,524.0	1,296.6	(5.8)	10.7	5,519.2	5,313.0	3.9

Total net revenue	3,235.0	3,305.7	3,113.3	(2.1)	3.9	12,659.1	12,530.5	1.0
Noninterest expense	1,578.0	1,519.0	1,342.4	3.9	17.6	5,784.5	5,596.9	3.4
Provision for credit losses	65.0	165.1	286.0	(60.6)	(77.3)	669.6	1,254.0	(46.6)

Income from continuing operations before income taxes	1,592.0	1,621.6	1,484.9	(1.8)	7.2	6,205.0	5,679.6	9.3
Taxable-equivalent adjustment	7.3	7.1	7.2	2.8	1.4	28.6	28.2	1.4
Applicable income taxes	528.7	549.0	507.4	(3.7)	4.2	2,009.6	1,941.3	3.5

Income from continuing operations	1,056.0	1,065.5	970.3	(0.9)	8.8	4,166.8	3,710.1	12.3
Income from discontinued operations (after-tax)	—	—	6.7	—	nm	—	22.5	nm

Net income	$1,056.0	$1,065.5	$977.0	(0.9)	8.1	$4,166.8	$3,732.6	11.6

Diluted earnings per share:
Income from continuing operations	$0.56	$0.56	$0.50	—	12.0	$2.18	$1.92	13.5
Discontinued operations	—	—	—	—	—	—	0.01	nm

Net income	$0.56	$0.56	$0.50	—	12.0	$2.18	$1.93	13.0

Net Interest Income

     Fourth quarter net interest income on a taxable-equivalent basis was $1,799.8 million, compared with $1,816.7 million recorded in the fourth quarter of 2003. Average earning assets for the period increased over the fourth quarter of 2003 by $7.2 billion (4.4 percent), primarily driven by continued strong growth in retail loans, as well as increases in residential mortgages, investment securities, commercial and commercial real estate loans. The growth in earning assets contributed approximately $84 million of additional net interest income year-over-year, after adjusting for the cost associated with funding the higher volume. The positive impact of the growth in earning assets was more than offset by an unfavorable rate variance, which reduced net interest income by approximately $89 million, primarily driven by the higher cost of wholesale funding relative to the fourth quarter of 2003. Also contributing to the year-over-year decline in net interest income was an $11.6 million reduction in loan fees, the result of fewer loan prepayments.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

     Net interest income in the fourth quarter of 2004 was higher than the third quarter of 2004 by $18.1 million (1.0 percent). Average earning assets grew quarter-over-quarter by $2.7 billion (1.6 percent). Growth in all major loan categories, including a 2.3 percent increase in commercial loans (9.0 percent on an annualized basis) and a 2.2 percent increase in retail loans (8.8 percent on an annualized basis), drove the increase in average earning assets over the prior quarter. The growth in earning assets contributed approximately $19 million of additional net interest income quarter-over-quarter, after adjusting for the cost associated with funding the higher volume. Slightly offsetting the favorable impact of the growth in earning assets was an unfavorable rate variance of approximately $1 million, which was primarily driven by the higher cost of wholesale funding, partially offset by interest recoveries.

     The net interest margin in the fourth quarter of 2004 was 4.20 percent, compared with 4.22 percent in the third quarter of 2004 and 4.42 percent in the fourth quarter of 2003. The decline in the net interest margin in the fourth quarter of 2004 from the fourth quarter of 2003 primarily reflected the competitive credit pricing environment, a preference to acquire lower yielding floating-rate securities, lower loan prepayment fees, a modest increase in the percent of total earning assets funded by wholesale sources of funding, and higher rates paid on wholesale funding due to the impact of rising rates.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Components of net interest income
Income on earning assets	$2,396.7	$2,309.9	$2,294.9	$86.8	$101.8	$9,215.1	$9,286.2	$(71.1)
Expense on interest-bearing liabilities	596.9	528.2	478.2	68.7	118.7	2,075.2	2,068.7	6.5

Net interest income	$1,799.8	$1,781.7	$1,816.7	$18.1	$(16.9)	$7,139.9	$7,217.5	$(77.6)

Average yields and rates paid
Earning assets yield	5.59%	5.47%	5.58%	0.12%	0.01%	5.48%	5.77%	(0.29)%
Rate paid on interest-bearing liabilities	1.72	1.55	1.44	0.17	0.28	1.53	1.60	(0.07)

Gross interest margin	3.87%	3.92%	4.14%	(0.05)%	(0.27)%	3.95%	4.17%	(0.22)%

Net interest margin	4.20%	4.22%	4.42%	(0.02)%	(0.22)%	4.25%	4.49%	(0.24)%

Average balances
Investment securities	$42,315	$42,502	$40,774	$(187)	$1,541	$43,009	$37,248	$5,761
Loans	125,639	122,906	119,300	2,733	6,339	122,141	118,362	3,779
Earning assets	170,924	168,187	163,705	2,737	7,219	168,123	160,808	7,315
Interest-bearing liabilities	138,303	136,106	131,990	2,197	6,313	136,055	129,004	7,051
Net free funds*	32,621	32,081	31,715	540	906	32,068	31,804	264

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

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U.S. Bancorp Reports Fourth Quarter 2004 Results January 18, 2005 Page 8

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Commercial	$35,348	$34,457	$35,080	2.6	0.8	$34,482	$36,238	(4.8)
Lease financing	4,855	4,860	4,959	(0.1)	(2.1)	4,866	5,088	(4.4)

Total commercial	40,203	39,317	40,039	2.3	0.4	39,348	41,326	(4.8)

Commercial mortgages	20,286	20,231	20,230	0.3	0.3	20,386	20,166	1.1
Construction and development	7,360	6,963	7,060	5.7	4.2	6,881	6,976	(1.4)

Total commercial real estate	27,646	27,194	27,290	1.7	1.3	27,267	27,142	0.5

Residential mortgages	15,044	14,569	13,374	3.3	12.5	14,322	11,696	22.5

Credit card	6,347	6,145	5,713	3.3	11.1	6,090	5,525	10.2
Retail leasing	7,087	6,842	5,895	3.6	20.2	6,653	5,804	14.6
Home equity and second mortgages	14,711	14,288	13,084	3.0	12.4	14,040	13,239	6.1
Other retail	14,601	14,551	13,905	0.3	5.0	14,421	13,630	5.8

Total retail	42,746	41,826	38,597	2.2	10.7	41,204	38,198	7.9

Total loans	$125,639	$122,906	$119,300	2.2	5.3	$122,141	$118,362	3.2

     Average loans for the fourth quarter of 2004 were $6.3 billion (5.3 percent) higher than the fourth quarter of 2003, primarily due to growth in average retail loans of $4.1 billion (10.7 percent) and residential mortgages of $1.7 billion (12.5 percent) year-over-year. Total commercial loans and total commercial real estate loans also increased year-over-year by $164 million (.4 percent) and $356 million (1.3 percent), respectively. Average loans for the fourth quarter of 2004 were higher than the third quarter of 2004 by $2.7 billion (2.2 percent), reflecting growth in substantially all loan categories.

     Average investment securities in the fourth quarter of 2004 were $1.5 billion (3.8 percent) higher than in the fourth quarter of 2003, reflecting the timing of securities transactions and asset/liability risk management decisions to acquire variable rate securities. Investment securities at December 31, 2004, were $1.9 billion lower than at December 31, 2003, but $1.8 billion higher than the balance at September 30, 2004. During the fourth quarter of 2004, the Company sold

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

certain principal-only securities and acquired mortgage-backed securities to reposition the economic hedge of the MSR portfolio.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Noninterest-bearing deposits	$29,841	$29,791	$29,647	0.2	0.7	$29,816	$31,715	(6.0)
Interest-bearing deposits
Interest checking	21,630	20,413	20,595	6.0	5.0	20,933	19,104	9.6
Money market accounts	30,955	31,854	35,351	(2.8)	(12.4)	32,854	32,310	1.7
Savings accounts	5,776	5,854	5,708	(1.3)	1.2	5,866	5,612	4.5

Savings products	58,361	58,121	61,654	0.4	(5.3)	59,653	57,026	4.6
Time certificates of deposit less than $100,000	12,794	12,869	14,182	(0.6)	(9.8)	13,074	15,493	(15.6)
Time deposits greater than $100,000	15,448	14,535	10,786	6.3	43.2	13,679	12,319	11.0

Total interest-bearing deposits	86,603	85,525	86,622	1.3	—	86,406	84,838	1.8

Total deposits	$116,444	$115,316	$116,269	1.0	0.2	$116,222	$116,553	(0.3)

     Average noninterest-bearing deposits for the fourth quarter of 2004 were higher than the fourth quarter of 2003 by $194 million (.7 percent). The year-over-year change in the average balance of noninterest-bearing deposits was impacted by product changes in the Consumer Banking business line. Approximately $650 million of average noninterest-bearing deposit balances were migrated to interest checking accounts as an enhancement to the Silver Elite Checking product. Average branch-based noninterest-bearing deposits in the fourth quarter of 2004, excluding the migration of certain high-value customers to Silver Elite Checking, were higher by approximately $600 million (5.2 percent) over the same quarter of 2003, as net new checking account growth continued to gain momentum. Average noninterest-bearing deposits in other areas, including private client, corporate trust, commercial banking and mortgage, also increased year-over-year, but these favorable variances were partially offset by expected declines in average noninterest-bearing deposits in corporate banking, wholesale mortgage banking and government banking.

     Average total savings products declined year-over-year by $3.3 billion (5.3 percent), principally due to a reduction in average money market account balances, partially offset by higher

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

interest checking and savings accounts balances. Average branch-based interest checking deposits increased by $1.9 billion (13.4 percent) over the same quarter of 2003, in part, due to the change in the Silver Elite Checking product, as well as new account growth. Average branch-based interest checking deposits, excluding Silver Elite Checking, were higher by approximately $1.2 billion (8.4 percent) year-over-year. This positive variance in branch-based interest checking account deposits was partially offset by reductions in other areas, including broker dealer, government banking and institutional trust. Average money market account balances declined by $4.4 billion (12.4 percent) year-over-year, with the largest declines in government banking, national corporate banking, and the branches. These reductions were partially offset by strong growth in corporate trust deposits. The overall decrease in average money market account balances year-over-year was the result of the Company’s decision to lag deposit pricing, given modest loan growth and excess liquidity throughout 2004. A portion of the money market balances migrated to time deposits greater than $100,000 as rates increased on the time deposit products.

     Time certificates less than $100,000 were lower in the fourth quarter of 2004 than the fourth quarter of 2003 by $1.4 billion (9.8 percent), as older, higher rate certificates continued to mature. This reduction was offset by an increase year-over-year of time deposits greater than $100,000, most notably in the corporate banking area.

     Average noninterest-bearing deposits for the fourth quarter of 2004 were $50.0 million (.2 percent) higher than the third quarter of 2004. Average noninterest-bearing deposits were impacted quarter-over-quarter by the change in the Silver Elite Checking product. Average branch-related products, excluding Silver Elite Checking, rose by approximately $260 million (2.2 percent) quarter-over-quarter. Corporate trust, commercial banking, mortgage and private banking also posted increases in noninterest-bearing deposits quarter-over-quarter, offset by reductions in national corporate and government banking. Average savings products were higher in the current quarter than the prior quarter of 2004 by $240 million (.4 percent), primarily due to increases in interest checking, partially driven by the Silver Elite Checking product switch from noninterest- bearing accounts to interest checking accounts. Average branch-related interest checking balances, excluding Silver Elite Checking, rose by 2.0 percent in the fourth quarter of 2004 over the prior quarter. Average money market account balances declined by $899 million (2.8 percent) as the Company continued to lag deposit pricing. Time certificates of deposit less than $100,000 declined modestly in the fourth quarter, while time deposits greater than $100,000 rose by $913

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

million (6.3 percent), primarily within the Corporate Banking business line. Noninterest-bearing deposits at December 31, 2004, were lower than at December 31, 2003, by $1.7 billion (5.3 percent) and $829 million (2.6 percent) lower than at September 30, 2004. The change in the Silver Elite Checking product accounted for $1.3 billion of the decline from both December 31, 2003, and September 30, 2004.

NONINTEREST INCOME	Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Credit and debit card revenue	$184.4	$164.3	$153.4	12.2	20.2	$649.3	$560.7	15.8
Corporate payment products revenue	100.8	108.5	88.7	(7.1)	13.6	406.8	361.3	12.6
ATM processing services	43.0	45.2	40.3	(4.9)	6.7	175.3	165.9	5.7
Merchant processing services	180.9	187.5	146.0	(3.5)	23.9	674.6	561.4	20.2
Trust and investment management fees	240.7	240.2	246.6	0.2	(2.4)	981.2	953.9	2.9
Deposit service charges	211.7	207.4	186.6	2.1	13.5	806.4	715.8	12.7
Treasury management fees	109.8	117.9	116.3	(6.9)	(5.6)	466.7	466.3	0.1
Commercial products revenue	107.7	106.7	98.5	0.9	9.3	432.2	400.5	7.9
Mortgage banking revenue	96.0	97.2	91.9	(1.2)	4.5	397.3	367.1	8.2
Investment products fees and commissions	37.4	37.1	36.2	0.8	3.3	156.0	144.9	7.7
Securities gains (losses), net	(20.5)	87.3	(0.1)	nm	nm	(104.9)	244.8	nm
Other	143.3	124.7	92.2	14.9	55.4	478.3	370.4	29.1

Total noninterest income	$1,435.2	$1,524.0	$1,296.6	(5.8)	10.7	$5,519.2	$5,313.0	3.9

Noninterest Income

     Fourth quarter noninterest income was $1,435.2 million, an increase of $138.6 million (10.7 percent) from the same quarter of 2003, but $88.8 million (5.8 percent) lower than the third quarter of 2004. The increase in noninterest income over the fourth quarter of 2003 was driven by favorable variances in the majority of fee income categories, slightly offset by an increase in losses on the sale of securities of $20.4 million. Credit and debit card revenue and corporate payment products revenue were higher in the fourth quarter of 2004 than the fourth quarter of 2003 by $31.0 million (20.2 percent) and $12.1 million (13.6 percent), respectively. Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard by Wal-Mart

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

Stores, Inc., Sears Roebuck & Co. and other retailers, which lowered the interchange rate on signature debit transactions beginning in August 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $9.4 million. This change in the interchange rate, in addition to higher customer loyalty rewards expense, however, were more than offset by higher transaction volumes and other rate changes. The corporate payment products revenue growth reflected growth in sales, card usage and rate changes. ATM processing services revenue was higher by $2.7 million (6.7 percent) in the fourth quarter of 2004 than the same quarter of the prior year due to increases in transaction volumes and sales. Merchant processing services revenue was higher in the fourth quarter of 2004 than the same quarter of 2003 by $34.9 million (23.9 percent), reflecting an increase in same store sales volume, new business, higher equipment fees, and the recent expansion of the Company’s merchant acquiring business in Europe. The recent European acquisitions accounted for approximately $25.5 million of the total increase. Deposit service charges were higher year-over-year by $25.1 million (13.5 percent) due to account growth, revenue enhancement initiatives and transaction-related fees. Commercial products revenue increased by $9.2 million (9.3 percent) over the fourth quarter of 2003, primarily due to syndication fees and commercial leasing revenue. The favorable variance year-over-year in mortgage banking revenue of $4.1 million (4.5 percent) was primarily due to higher loan servicing revenue. The $1.2 million (3.3 percent) increase in investment products fees and commissions reflected higher sales activity in the Consumer Banking business line. Other income was higher year-over-year by $51.1 million (55.4 percent), primarily due to a favorable change in retail end-of- term lease residual gains (losses) and revenue from equity investments relative to the same quarter of 2003. Partially offsetting these positive variances were trust and investment management fees, which declined by $5.9 million (2.4 percent) in the fourth quarter of 2004 from the same period of 2003, and treasury management fees, which declined by $6.5 million (5.6 percent) year-over-year. Trust and investment management fees declined as gains from equity market valuations were more than offset by lower fees, partially due to a change in the mix of fund balances and customers’ migration from paying for services with fees to paying with compensating balances. The decrease in treasury management fees was primarily due to higher earnings credit on customers’ compensating balances and fewer business processing days in the current year’s quarter.

     Noninterest income was lower in the fourth quarter of 2004 than the third quarter of 2004 by $88.8 million (5.8 percent), primarily due to an unfavorable change in gains (losses) on the sale of

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

securities of $107.8 million. Although credit and debit card revenue rose by $20.1 million (12.2 percent) quarter-over-quarter, reflecting seasonally higher consumer spending, corporate payment products revenue, ATM processing services and merchant processing were lower than the third quarter by $7.7 million (7.1 percent), $2.2 million (4.9 percent) and $6.6 million (3.5 percent), respectively, driven by seasonally lower transaction volumes and sales in those product lines. Deposit service charges were higher in the fourth quarter by $4.3 million (2.1 percent) than the third quarter, primarily due to an increase in transaction-related fees. Other income was $18.6 million (14.9 percent) higher quarter-over-quarter, primarily reflecting higher revenue from equity investments, partially offset by a residual value insurance recovery recorded during the third quarter. Mortgage banking revenue was slightly lower in the fourth quarter of 2004 than in the third quarter of 2004 by $1.2 million (1.2 percent), primarily due to lower gains from the sale of mortgage production. Treasury management fees were lower in the current quarter by $8.1 million (6.9 percent) than the prior quarter, primarily due to higher interest earnings credits being received by customers that are maintaining compensating balances and fewer business processing days.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

NONINTEREST EXPENSE	Table 7

($ in millions)
				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent
	2004	2004	2003	3Q04	4Q03	2004	2003	Change

Compensation	$579.2	$564.6	$539.4	2.6	7.4	$2,252.2	$2,176.8	3.5
Employee benefits	98.0	100.0	81.3	(2.0)	20.5	389.4	328.4	18.6
Net occupancy and equipment	162.5	159.2	161.6	2.1	0.6	630.8	643.7	(2.0)
Professional services	44.6	37.2	44.2	19.9	0.9	148.9	143.4	3.8
Marketing and business development	48.9	60.6	50.8	(19.3)	(3.7)	193.5	180.3	7.3
Technology and communications	115.7	109.8	106.3	5.4	8.8	429.6	417.4	2.9
Postage, printing and supplies	64.9	61.4	61.8	5.7	5.0	248.4	245.6	1.1
Other intangibles	161.4	210.2	124.2	(23.2)	30.0	550.1	682.4	(19.4)
Merger and restructuring-related charges	—	—	7.6	—	nm	—	46.2	nm
Other	302.8	216.0	165.2	40.2	83.3	941.6	732.7	28.5

Total noninterest expense	$1,578.0	$1,519.0	$1,342.4	3.9	17.6	$5,784.5	$5,596.9	3.4

Noninterest Expense

     Fourth quarter noninterest expense totaled $1,578.0 million, an increase of $235.6 million (17.6 percent) over the same quarter of 2003 and a $59.0 million (3.9 percent) increase over the third quarter of 2004. The increase in expense year-over-year was primarily driven by the $112.3 million charge related to the prepayment of the Company’s long-term debt and the $31.9 million unfavorable change in the valuation of mortgage servicing rights, as well as operating expenses related to the expansion of the Company’s merchant acquiring business in Europe of $24.2 million. The expense growth also reflected increases in compensation, employee benefits, technology and communications and postage, printing and supplies. Compensation expense was higher year-over-year by $39.8 million (7.4 percent) due to increases in salaries and stock-based compensation. The increase in salaries reflected business expansion of in-store branches, the expansion of the Company’s merchant acquiring business in Europe and other initiatives. Stock-based compensation was higher due to lower forfeitures relative to prior years. Employee benefits increased year-over-year by $16.7 million (20.5 percent), primarily as a result of a $13.5 million increase in pension expense and higher payroll taxes. Technology and communications expense rose by $9.4 million (8.8 percent), reflecting technology investments that increased software

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

expense amortization and the write-off of capitalized software being replaced. Postage, printing and supplies expense was higher by $3.1 million (5.0 percent), primarily due to new consumer credit card accounts. Other expense was higher in the fourth quarter than the same quarter of 2003 by $137.6 million (83.3 percent), primarily due to the $112.3 million debt prepayment charge, in addition to increases in loan-related expense, affordable housing operating costs and processing costs for payment services products, the result of increases in transaction volume year-over-year. Slightly offsetting these unfavorable variances was marketing and business development expense, which was lower by $1.9 million (3.7 percent), reflecting the timing of marketing campaigns.

     Noninterest expense in the fourth quarter of 2004 was higher than the third quarter of 2004 by $59.0 million (3.9 percent). The increase in noninterest expense in the fourth quarter of 2004 over the third quarter of 2004 was primarily due to the $112.3 million charge related to the prepayment of the Company’s long-term debt, as well as increases in compensation, net occupancy and equipment, professional services, technology and communications, and postage, printing and supplies. The increase in compensation expense of $14.6 million (2.6 percent) in the fourth quarter over the prior quarter was primarily due to the in-store branch initiative, the expansion of the merchant acquiring business in Europe and slightly higher deferred compensation costs. The quarter-over-quarter increase in net occupancy and equipment costs of $3.3 million (2.1 percent) reflected changes in rental and maintenance costs. Professional services expense increased quarter-over-quarter by $7.4 million (19.9 percent) as a result of loan origination activities and higher audit costs. Technology and communications expense and postage, printing and supplies rose by $5.9 million (5.4 percent) and $3.5 million (5.7 percent), respectively. The variance in technology and communications expense quarter-over-quarter was primarily software-related, while the change in postage, printing and supplies primarily reflected new account activity. Offsetting these increases were favorable changes in the MSR intangible valuation of $54.8 million and marketing and business development of $11.7 million (19.3 percent). The variance in marketing and business development reflected the timing of brand advertising programs and marketing campaigns. Other expense, excluding the impact of the debt prepayment charge, was lower in the fourth quarter of 2004 than the previous quarter, due to lower insurance, litigation-related and merchant servicing costs, as well as an operating loss in the corporate trust business and business integration costs related to the expansion of the merchant processing business in Europe, which were incurred during the third quarter of 2004.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

ALLOWANCE FOR CREDIT LOSSES	Table 8

($ in millions)	4Q	3Q	2Q	1Q	4Q
	2004	2004	2004	2004	2003

Balance, beginning of period	$2,369.7	$2,369.7	$2,369.7	$2,368.6	$2,367.7
Net charge-offs
Commercial	7.6	2.7	35.7	53.6	100.9
Lease financing	10.7	18.2	18.9	21.3	14.9

Total commercial	18.3	20.9	54.6	74.9	115.8
Commercial mortgages	8.9	2.7	1.8	4.6	10.0
Construction and development	1.1	2.5	0.7	4.7	2.9

Total commercial real estate	10.0	5.2	2.5	9.3	12.9

Residential mortgages	7.4	6.7	7.3	7.3	7.2

Credit card	61.5	64.3	62.7	63.4	62.3
Retail leasing	9.0	9.6	9.8	11.0	11.3
Home equity and second mortgages	17.4	18.7	20.2	19.5	20.4
Other retail	40.0	39.7	47.4	48.5	55.2

Total retail	127.9	132.3	140.1	142.4	149.2

Total net charge-offs	163.6	165.1	204.5	233.9	285.1
Provision for credit losses	65.0	165.1	204.5	235.0	286.0
Acquisitions and other changes	(1.8)	—	—	—	—

Balance, end of period	$2,269.3	$2,369.7	$2,369.7	$2,369.7	$2,368.6

Components
Allowance for loan losses	$2,080.4	$2,184.0	$2,189.7	$2,185.6	$2,183.6
Liability for unfunded credit commitments*	188.9	185.7	180.0	184.1	185.0

Total allowance for credit losses	$2,269.3	$2,369.7	$2,369.7	$2,369.7	$2,368.6

Gross charge-offs	$234.9	$259.5	$274.3	$304.8	$352.3
Gross recoveries	$71.3	$94.4	$69.8	$70.9	$67.2
Net charge-offs to average loans (%)	0.52	0.53	0.68	0.79	0.95
Allowance as a percentage of:
Period-end loans	1.80	1.90	1.93	1.98	2.00
Nonperforming loans	354	337	299	258	232
Nonperforming assets	303	295	260	226	206

*	During the first quarter of 2004, the Company reclassified the portion of its allowance for credit losses related to commercial off-balance sheet loan commitments and letters of credit to a separate liability account.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

Credit Quality

     The allowance for credit losses was $2,269.3 million at December 31, 2004, lower than the allowance for credit losses of $2,369.7 million at September 30, 2004, and the allowance for credit losses of $2,368.6 million at December 31, 2003. The release of the allowance for credit losses in the fourth quarter of $98.5 million reflects the continued improvement in credit quality and economic conditions. The ratio of the allowance for credit losses to period-end loans was 1.80 percent at December 31, 2004, compared with 1.90 percent at September 30, 2004, and 2.00 percent at December 31, 2003. The ratio of the allowance for credit losses to nonperforming loans was 354 percent at December 31, 2004, compared with 337 percent at September 30, 2004, and 232 percent at December 31, 2003. Total net charge-offs in the fourth quarter of 2004 were $163.6 million, compared with the third quarter of 2004 net charge-offs of $165.1 million and the fourth quarter of 2003 net charge-offs of $285.1 million.

     Commercial and commercial real estate loan net charge-offs were $28.3 million for the fourth quarter of 2004, or .17 percent of average loans outstanding, compared with $26.1 million, or .16 percent of average loans outstanding, in the third quarter of 2004 and $128.7 million, or .76 percent of average loans outstanding, in the fourth quarter of 2003. The decline in net charge-offs continues to be broad-based across most industries within the commercial loan portfolio.

     Retail loan net charge-offs of $127.9 million in the fourth quarter of 2004 were $4.4 million (3.3 percent) lower than the third quarter of 2004 and $21.3 million (14.3 percent) lower than the fourth quarter of 2003. Retail loan net charge-offs as a percent of average loans outstanding were 1.19 percent in the fourth quarter of 2004, compared with 1.26 percent and 1.53 percent in the third quarter of 2004 and fourth quarter of 2003, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s ongoing improvement in collection efforts and risk management.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

CREDIT RATIOS	Table 9

(Percent)	4Q	3Q	2Q	1Q	4Q
	2004	2004	2004	2004	2003

Net charge-offs ratios*
Commercial	0.09	0.03	0.42	0.64	1.14
Lease financing	0.88	1.49	1.57	1.75	1.19
Total commercial	0.18	0.21	0.56	0.78	1.15
Commercial mortgages	0.17	0.05	0.04	0.09	0.20
Construction and development	0.06	0.14	0.04	0.29	0.16
Total commercial real estate	0.14	0.08	0.04	0.14	0.19

Residential mortgages	0.20	0.18	0.21	0.22	0.21

Credit card	3.85	4.16	4.21	4.34	4.33
Retail leasing	0.51	0.56	0.61	0.71	0.76
Home equity and second mortgages	0.47	0.52	0.59	0.59	0.62
Other retail	1.09	1.09	1.32	1.38	1.57
Total retail	1.19	1.26	1.39	1.45	1.53

Total net charge-offs	0.52	0.53	0.68	0.79	0.95

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.05	0.05	0.06	0.06
Commercial real estate	—	0.01	0.01	0.01	0.02
Residential mortgages	0.46	0.46	0.50	0.56	0.61
Retail	0.47	0.47	0.48	0.54	0.56
Total loans	0.23	0.23	0.24	0.27	0.28

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.99	1.14	1.37	1.67	1.97
Commercial real estate	0.73	0.75	0.76	0.85	0.82
Residential mortgages	0.74	0.77	0.79	0.87	0.91
Retail	0.51	0.51	0.52	0.59	0.62
Total loans	0.74	0.80	0.88	1.03	1.14

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the fourth quarter of 2004 reflected the Company’s ongoing efforts to reduce the overall risk profile of the organization.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

ASSET QUALITY	Table 10

($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2004	2004	2004	2004	2003

Nonperforming loans
Commercial	$289.5	$347.7	$415.7	$510.7	$623.5
Lease financing	90.6	91.3	111.0	115.6	113.3

Total commercial	380.1	439.0	526.7	626.3	736.8
Commercial mortgages	174.6	165.7	163.8	184.9	177.6
Construction and development	25.3	35.3	41.3	43.6	39.9

Commercial real estate	199.9	201.0	205.1	228.5	217.5
Residential mortgages	43.3	45.3	41.7	42.1	40.5
Retail	17.2	17.2	18.4	20.4	25.2

Total nonperforming loans	640.5	702.5	791.9	917.3	1,020.0

Other real estate	72.2	68.7	70.0	76.0	72.6
Other nonperforming assets	35.7	33.4	49.0	53.3	55.5

Total nonperforming assets*	$748.4	$804.6	$910.9	$1,046.6	$1,148.1

Accruing loans 90 days or more past due	$294.0	$291.8	$293.2	$319.2	$329.4

Nonperforming assets to loans plus ORE (%)	0.59	0.64	0.74	0.87	0.97

*	does not include accruing loans 90 days or more past due

     Nonperforming assets at December 31, 2004, totaled $748.4 million, compared with $804.6 million at September 30, 2004, and $1,148.1 million at December 31, 2003. The ratio of nonperforming assets to loans and other real estate was .59 percent at December 31, 2004, compared with .64 percent at September 30, 2004, and .97 percent at December 31, 2003.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

CAPITAL POSITION	Table 11

($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2004	2004	2004	2004	2003

Total shareholders’ equity	$19,539	$19,600	$18,675	$19,452	$19,242
Tier 1 capital	14,720	14,589	14,294	14,499	14,623
Total risk-based capital	22,352	21,428	21,255	21,559	21,710

Common equity to assets	10.0%	10.2%	9.8%	10.1%	10.2%
Tangible common equity to assets	6.4	6.4	6.3	6.4	6.5
Tier 1 capital ratio	8.6	8.7	8.7	8.9	9.1
Total risk-based capital ratio	13.1	12.7	12.9	13.3	13.6
Leverage ratio	7.9	7.9	7.8	8.0	8.0

     Total shareholders’ equity was $19.5 billion at December 31, 2004, compared with $19.2 billion at December 31, 2003. The increase was the result of corporate earnings offset by share buybacks and dividends.

     Tangible common equity to assets was 6.4 percent at December 31, 2004, and at September 30, 2004, compared with 6.5 percent at December 31, 2003. The Tier 1 capital ratio was 8.6 percent at December 31, 2004, compared with 8.7 percent at September 30, 2004, and 9.1 percent at December 31, 2003. The total risk-based capital ratio was 13.1 percent at December 31, 2004, compared with 12.7 percent at September 30, 2004, and 13.6 percent at December 31, 2003. The leverage ratio was 7.9 percent at December 31, 2004, and at September 30, 2004, compared with 8.0 percent at December 31, 2003. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

COMMON SHARES	Table 12

(Millions)	4Q	3Q	2Q	1Q	4Q
	2004	2004	2004	2004	2003

Beginning shares outstanding	1,870.8	1,884.1	1,901.2	1,922.9	1,927.4

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	6.5	6.2	3.7	12.1	10.5
Shares repurchased	(19.7)	(19.5)	(20.8)	(33.8)	(15.0)

Ending shares outstanding	1,857.6	1,870.8	1,884.1	1,901.2	1,922.9

     On December 21, 2004, the board of directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock over the next 24 months. This repurchase program replaced the Company’s previous program. During the fourth quarter of 2004, the Company repurchased 19.7 million shares of common stock under these authorizations. As of December 31, 2004, there were approximately 145 million shares remaining to be repurchased under the current authorization.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

LINE OF BUSINESS FINANCIAL PERFORMANCE*	Table 13

($ in millions)

	Operating Earnings**			Percent Change
									4Q 2004
	4Q	3Q	4Q	4Q04 vs	4Q04 vs	Full Year	Full Year	Percent	Earnings
Business Line	2004	2004	2003	3Q04	4Q03	2004	2003	Change	Composition

Wholesale Banking	$284.9	$277.7	$218.5	2.6	30.4	$1,079.6	$850.3	27.0	27%
Consumer Banking	402.6	405.9	328.5	(0.8)	22.6	1,465.0	1,333.7	9.8	38
Private Client, Trust and Asset Management	114.2	109.0	103.9	4.8	9.9	439.5	388.6	13.1	11
Payment Services	198.2	183.0	163.7	8.3	21.1	716.5	596.0	20.2	19
Treasury and Corporate Support	56.1	89.9	160.7	(37.6)	(65.1)	466.2	571.9	(18.5)	5

Consolidated Company	$1,056.0	$1,065.5	$975.3	(0.9)	8.3	$4,166.8	$3,740.5	11.4	100%

*	preliminary data

**	earnings before merger and restructuring-related items and discontinued operations

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities. These allocated expenses are reported as net shared services expense. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2004, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $284.9 million of the Company’s operating earnings in the fourth quarter of 2004, a

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

30.4 percent increase over the same period of 2003 and a 2.6 percent increase over the third quarter of 2004. The increase in Wholesale Banking’s fourth quarter 2004 contribution over the fourth quarter of 2003 was primarily the result of favorable variances in the provision for credit losses, total net revenue (3.1 percent) and total noninterest expense (2.6 percent). The increase in total net revenue over the fourth quarter of 2003 reflected favorable variances in both net interest income (3.3 percent) and noninterest income (2.6 percent). The increase in net interest income was primarily due to an increase in loan fees and wider deposit spreads. The increase in noninterest income was primarily the result of growth in commercial products revenue and other revenue, partially offset by a reduction in treasury management fees. Commercial products revenue growth (8.1 percent) was driven by higher capital markets-related syndication revenue and equipment leasing revenue, while other income included incremental revenue associated with the dissolution of a government banking deposit processing venture. These services are being brought in-house in 2005. Treasury management fees were lower (6.8 percent) year-over-year due to higher interest credits earned on compensating balances due to rising interest rates and fewer business processing days. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was primarily the result of declines in technology and communications expense, legal and professional fees and other loan-related expense. The decrease in the provision for credit losses year-over-year was the result of the favorable change from net charge-offs of $74.7 million in the fourth quarter of 2003 to net recoveries of $7.3 million in the current quarter. The increase in Wholesale Banking’s contribution to operating earnings in the fourth quarter of 2004 over the third quarter of 2004 was the net result of a favorable variance in total net revenue (3.5 percent), partially offset by unfavorable variances in the provision for credit losses and total noninterest expense (2.1 percent). Total net revenue was higher on a linked quarter basis, with increases in both net interest income (4.3 percent) and noninterest income (2.0 percent). The favorable variance quarter-over-quarter in net interest income was primarily attributed to an increase in average loans outstanding and higher deposit spreads. The increase in noninterest income quarter-over-quarter was primarily due to favorable variances in commercial products revenue and other revenue, partially offset by lower treasury management fees. The increase in noninterest expense was principally due to higher legal and professional services, incentives and marketing expenses. Net recoveries for the fourth quarter of 2004 were lower than the third quarter of 2004 by $5.4 million, which drove the unfavorable variance in provision for credit losses from the prior quarter.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, branch ATM banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $402.6 million of the Company’s operating earnings in the fourth quarter of 2004, a 22.6 percent increase over the same period of 2003, but a .8 percent reduction from the third quarter of 2004. While the retail banking business segment grew operating earnings by 34.0 percent and 4.0 percent over the fourth quarter of 2003 and the third quarter of 2004, respectively, the contribution of the mortgage banking business declined from both of the previous reporting periods. The decrease in the mortgage banking business’s contribution from the fourth quarter of 2003 was the net result of a decline in net interest income and an increase in noninterest expense, including the $31.9 million unfavorable change in MSR valuation. Fee-based revenue related to mortgage production and servicing improved year-over-year by 6.8 percent. The increase in noninterest expense, excluding the change in MSR valuation, was primarily due to an increase in other intangible amortization, the result of the growing servicing portfolio. The mortgage banking business line’s contribution declined in the fourth quarter of 2004 from the previous quarter of 2004, primarily due to an $86.9 million decrease in gains from the sale of securities. This unfavorable variance was only partially offset by a $54.8 million reduction in MSR valuation expense.

     For the Consumer Banking business, as a whole, the unfavorable variance in MSR valuation year-over-year of $31.9 million was not offset by favorable gains (losses) on the sale of securities in the fourth quarter of 2004. Total net revenue was higher than the same quarter of the 2003 by 10.2 percent, due to increases in both net interest income (7.2 percent) and noninterest income (17.1 percent). Consumer Banking’s results also benefited from a reduction in the provision for credit losses (20.2 percent), while total noninterest expense, excluding the change in MSR valuations, was just slightly higher (.7 percent) than the fourth quarter of 2003. Net interest income was higher year-over-year as a result of increases in average loans outstanding (9.0 percent) and higher deposit spreads. Noninterest income improved in the fourth quarter of 2004 over the same period of 2003, primarily due to growth in deposit service charges (13.5 percent) and

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

other revenue. Other revenue was higher primarily due to improving end-of-term values for retail lease residuals and gains from student loan sales. Total noninterest expense, excluding the change in MSR valuation, in the fourth quarter of 2004 was slightly higher than the fourth quarter of 2003, primarily due to an increase in other expense (5.9 percent), which included higher litigation and fraud losses. A reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses.

     The decrease in Consumer Banking’s contribution in the fourth quarter of 2004 from the third quarter of 2004 was the net result of favorable variances in total noninterest expense (7.0 percent) and the provision for credit losses (1.8 percent), offset by an unfavorable variance in total net revenue (4.0 percent). An $86.5 million reduction in securities gains and a 2.1 percent decrease in noninterest income more than offset the 4.1 percent increase in net interest income. Net interest income was higher quarter-over-quarter due to average loan growth (2.0 percent) and higher deposit spreads relative to the prior quarter, while noninterest income, excluding securities gains (losses) was lower than the prior quarter primarily due to other revenue. Other revenue in the third quarter of 2004 included a residual value insurance recovery. The favorable variance in noninterest expense quarter-over-quarter was primarily the result of the change in MSR valuation.

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund and alternative investment product services through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody, and Fund Services, LLC. Private Client, Trust and Asset Management contributed $114.2 million of the Company’s operating earnings in the fourth quarter of 2004, 9.9 percent higher than the same period of 2003 and 4.8 percent higher than the third quarter of 2004. The increase in the business line’s contribution in the fourth quarter of 2004 over the fourth quarter of 2003 was the result of favorable variances in total net revenue (5.1 percent), and the provision for credit losses, partially offset by an increase in total noninterest expense (1.7 percent). Net interest income was favorably impacted year-over-year by strong deposit growth and deposit spreads. Noninterest income was slightly lower than the same quarter of 2003 (1.3 percent), as gains from equity market valuations were more than offset by lower fees, partially due to a change in the mix of fund balances and customers’ migration from paying for services with fees to paying with compensating balances. Noninterest expense was slightly higher year-over-year due to other expense, which included higher operating losses related to the corporate trust business in the fourth

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

quarter of 2004. The increase in the business line’s contribution (4.8 percent) in the fourth quarter of 2004 over the third quarter of 2004 was primarily the result of higher total net revenue (3.5 percent) and a favorable variance in the provision for credit losses, offset by higher total noninterest expense (3.4 percent). Both net interest income and noninterest income rose quarter-over-quarter by 8.5 percent and 1.6 percent, respectively. The increase in net interest income was primarily driven by growth in average deposits and favorable deposit spreads, while noninterest income increased, in part, due to equity market valuations. Noninterest expense was higher in the fourth quarter due to other expense, which reflected higher losses relative to the prior quarter.

     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, and merchant processing. Payment Services contributed $198.2 million of the Company’s operating earnings in the fourth quarter of 2004, a 21.1 percent increase over the same period of 2003, and an 8.3 percent increase over the third quarter of 2004. The increase in Payment Services’ contribution in the fourth quarter of 2004 over the same period of 2003 was the result of higher total net revenue (13.3 percent) and a lower provision for credit losses (15.3 percent), partially offset by an increase in total noninterest expense (17.4 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (19.5 percent), partially offset by lower net interest income (4.2 percent), which primarily reflected higher corporate card rebates. The increase in noninterest income was principally the result of growth in credit and debit card revenue (21.0 percent), corporate payment products revenue (13.6 percent), ATM processing services revenue (8.6 percent) and merchant processing services revenue (23.9 percent). Although credit and debit card revenue was negatively impacted in the fourth quarter of 2004 by the VISA debit card settlement and higher customer loyalty rewards expense, increases in transaction volumes and other rate changes more than offset these detrimental changes. The increase in merchant processing revenue included approximately $25.5 million associated with the expansion of the Company’s merchant acquiring business in Europe. The growth in total noninterest expense year-over-year primarily reflected an increase in processing expense related to the business line’s revenue growth, including approximately $24.2 million associated with the European merchant acquiring business. The increase in Payment Services’ contribution in the fourth quarter of 2004 over the third quarter of 2004 was primarily due to higher total net revenue (2.1 percent), lower total noninterest expense (2.5 percent) and lower provision for credit losses (4.5 percent). Net interest income increased 5.1

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

percent, driven by seasonally higher retail credit card balances. Fee-based revenue increased 1.3 percent due to seasonally higher retail credit card sales volumes, offset somewhat by seasonally lower corporate payment products revenue and merchant processing fees.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of expenses associated with business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back primarily based on customer transaction volume and account activities to the appropriate business unit and are identified as net shared services expense. Treasury and Corporate Support recorded operating earnings of $56.1 million in the fourth quarter of 2004, compared with operating earnings of $160.7 million in the fourth quarter of 2003 and $89.9 million in the third quarter of 2004. The decrease in operating earnings in the current quarter from the fourth quarter of 2003 was largely due to lower total net revenue (34.2 percent) and higher total noninterest expense, partially offset by a reduction in the provision for loan losses. The unfavorable change in net interest income (37.4 percent) year-over-year reflected the Company’s asset/liability management decisions to invest in lower-yield floating-rate securities, higher-cost fixed funding and repositioning of the balance sheet for changes in the interest rate environment. Partially offsetting this negative variance was a favorable change in noninterest income in the fourth quarter of 2004 over the same quarter of 2003, primarily the result of higher revenue from equity investments. The business line’s total net revenue also included net securities losses of $20.9 million resulting from the Company’s repositioning of certain investment securities to retain its economic hedge of the MSR portfolio. The increase in total noninterest expense year-over-year was driven by higher pension costs and stock-based compensation, the $112.3 million debt prepayment charge taken in the fourth quarter of 2004 and higher operating costs associated with affordable housing investments. The unfavorable variance in operating earnings in the fourth quarter of 2004 from the third quarter of 2004 was the result of lower total net revenue (19.9 percent) and higher total noninterest expense (54.3 percent). Total net interest income declined quarter-over-quarter, primarily due to the continuing asset/liability management decisions of the Company, while noninterest income benefited quarter-over-quarter from higher revenue from equity investments. Losses on the sale of securities also negatively

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

impacted total net revenue on a linked quarter basis. The increase in noninterest expense quarter-over-quarter primarily reflected the debt prepayment charge of $112.3 million and higher stock-based compensation, offset by lower insurance, litigation-related and business integration costs. The favorable variance in the provision for credit losses was the result of the release of the allowance for credit losses in the fourth quarter of 2004.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, January 18, 2005, AT 1:00 p.m. (CST). To access the conference call, please dial 877-707-9628 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, January 18, 2005, and will run through Tuesday, January 25, 2005, at 11:00 p.m. (CST). To access the recorded message dial 800-839-8389. If calling from outside the United States, please dial 402-271-9156. After January 25th, a recording of the call will continue to be available by webcast on the U.S. Bancorp web site at usbank.com.

     Minneapolis-based U.S. Bancorp (“USB”), with $195 billion in assets, is the 6th largest financial services holding company in the United States. The company operates 2,370 banking offices and 4,620 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2004 Results
January 18, 2005

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2004	2003	2004	2003

Interest Income
Loans	$1,878.3	$1,796.0	$7,168.1	$7,272.0
Loans held for sale	23.2	31.3	91.5	202.2
Investment securities
Taxable	457.1	432.5	1,808.6	1,654.6
Non-taxable	4.1	6.3	18.5	29.4
Other interest income	26.7	21.6	99.8	99.8

Total interest income	2,389.4	2,287.7	9,186.5	9,258.0
Interest Expense
Deposits	250.6	245.1	904.3	1,096.6
Short-term borrowings	79.4	43.5	262.7	166.8
Long-term debt	237.4	166.0	803.4	702.2
Junior subordinated debentures	29.5	23.6	104.8	103.1

Total interest expense	596.9	478.2	2,075.2	2,068.7

Net interest income	1,792.5	1,809.5	7,111.3	7,189.3
Provision for credit losses	65.0	286.0	669.6	1,254.0

Net interest income after provision for credit losses	1,727.5	1,523.5	6,441.7	5,935.3
Noninterest Income
Credit and debit card revenue	184.4	153.4	649.3	560.7
Corporate payment products revenue	100.8	88.7	406.8	361.3
ATM processing services	43.0	40.3	175.3	165.9
Merchant processing services	180.9	146.0	674.6	561.4
Trust and investment management fees	240.7	246.6	981.2	953.9
Deposit service charges	211.7	186.6	806.4	715.8
Treasury management fees	109.8	116.3	466.7	466.3
Commercial products revenue	107.7	98.5	432.2	400.5
Mortgage banking revenue	96.0	91.9	397.3	367.1
Investment products fees and commissions	37.4	36.2	156.0	144.9
Securities gains (losses), net	(20.5)	(.1)	(104.9)	244.8
Other	143.3	92.2	478.3	370.4

Total noninterest income	1,435.2	1,296.6	5,519.2	5,313.0
Noninterest Expense
Compensation	579.2	539.4	2,252.2	2,176.8
Employee benefits	98.0	81.3	389.4	328.4
Net occupancy and equipment	162.5	161.6	630.8	643.7
Professional services	44.6	44.2	148.9	143.4
Marketing and business development	48.9	50.8	193.5	180.3
Technology and communications	115.7	106.3	429.6	417.4
Postage, printing and supplies	64.9	61.8	248.4	245.6
Other intangibles	161.4	124.2	550.1	682.4
Merger and restructuring-related charges	—	7.6	—	46.2
Other	302.8	165.2	941.6	732.7

Total noninterest expense	1,578.0	1,342.4	5,784.5	5,596.9

Income from continuing operations before income taxes	1,584.7	1,477.7	6,176.4	5,651.4
Applicable income taxes	528.7	507.4	2,009.6	1,941.3

Income from continuing operations	1,056.0	970.3	4,166.8	3,710.1
Income from discontinued operations (after-tax)	—	6.7	—	22.5

Net income	$1,056.0	$977.0	$4,166.8	$3,732.6

Earnings Per Share
Income from continuing operations	$.57	$.50	$2.21	$1.93
Discontinued operations	—	.01	—	.01

Net income	$.57	$.51	$2.21	$1.94

Diluted Earnings Per Share
Income from continuing operations	$.56	$.50	$2.18	$1.92
Discontinued operations	—	—	—	.01

Net income	$.56	$.50	$2.18	$1.93

Dividends declared per share	$.300	$.240	$1.020	$.855

Average common shares outstanding	1,865.0	1,927.3	1,887.1	1,923.7
Average diluted common shares outstanding	1,893.8	1,950.8	1,912.9	1,936.2

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2004	2003

Assets
Cash and due from banks	$6,336	$8,630
Investment securities
Held-to-maturity	127	152
Available-for-sale	41,354	43,182
Loans held for sale	1,439	1,433
Loans
Commercial	40,173	38,526
Commercial real estate	27,585	27,242
Residential mortgages	15,367	13,457
Retail	43,190	39,010

Total loans	126,315	118,235
Less allowance for loan losses	(2,080)	(2,184)

Net loans	124,235	116,051
Premises and equipment	1,890	1,957
Customers’ liability on acceptances	95	121
Goodwill	6,241	6,025
Other intangible assets	2,387	2,124
Other assets	11,000	9,796

Total assets	$195,104	$189,471

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$30,756	$32,470
Interest-bearing	71,936	74,749
Time deposits greater than $100,000	18,049	11,833

Total deposits	120,741	119,052
Short-term borrowings	13,084	10,850
Long-term debt	32,070	31,215
Junior subordinated debentures	2,669	2,601
Acceptances outstanding	95	121
Other liabilities	6,906	6,390

Total liabilities	175,565	170,229
Shareholders’ equity
Common stock	20	20
Capital surplus	5,902	5,851
Retained earnings	16,758	14,508
Less treasury stock	(3,125)	(1,205)
Other comprehensive income	(16)	68

Total shareholders’ equity	19,539	19,242

Total liabilities and shareholders’ equity	$195,104	$189,471